EXHIBIT 10.56

Esperion Therapeutics, Inc. 3621 S. State St. 695 KMS Place Ann Arbor, MI 48108

Pathways to new medicines	Tel 734.332.0506 Fax 734.332.0516

June 4, 2003

Dr. Adeoye Y. Olukotun, M.D., M.P.H, F.A.C.C.
66 Witherspoon St. #355
Princeton, NJ 08542

Dear Oye,

     On behalf of Esperion Therapeutics, Inc. (the “Company”), we are pleased to offer you a position with the Company. The following is an outline of the terms of this offer:

1.	The position offered is that of Senior Vice President of Clinical and Regulatory and Chief Medical Officer.

2.	You shall be paid an initial monthly salary of $25,000 (for an average 4 day per week commitment to Esperion) plus a bonus of up to 25% of base salary. The bonus for the first year of employment will be pro-rated based upon the portion of the year which you are employed by Esperion. The right to receive a bonus for the first year of employment or portion thereof is dependent on continued employment during that period. The magnitude of the bonus, if any, will be determined, based upon an annual performance review that will evaluate your achievement of a series of mutually agreed upon performance objectives/milestones. A proposed series of objectives/milestones will be developed among us.

3.	A benefits package will be provided to you, which is equivalent to that offered to other similarly situated employees within the Company.

4.	Subject to meeting eligibility requirements and the approval of the Compensation Committee of our Board of Directors, we will grant you an option to purchase up to 200,000 shares of the Company’s common stock under one of the Company’s equity compensation plans. The options will vest ratably over a period of two (2) years (1/8 per quarter), have a strike price equal to the fair market value on the date of grant and must be approved by the Compensation Committee of the Board of Directors. The terms and conditions of the option will be set forth in a Stock Option Agreement that you will be required to execute.

5.	After 6 months of continuous satisfactory employment with Esperion, in the event that your employment with the Company is terminated by the Company for reasons other than cause, you will be provided a severance package of six (6) months of salary, with continuation of benefits during this period, excluding the items noted in Section 7 below. In the event that your employment with the Company is terminated due to death or “permanent and total disability” (as such term may be defined by the Company’s insurer) the company will provide accelerated vesting such that 25% of your yet unvested stock options will immediately vest. If you terminate your employment with the Company voluntarily or if your employment is terminated by the Company for cause, you will forfeit the severance package, as well as any of your unvested stock options. With respect to any vested options, in the event that you voluntarily terminate your employment with the Company, you will have 90 days to exercise these options, or otherwise they will be forfeited.

6.	You will be asked to execute a standard confidentiality and assignment agreement, as well as a standard non-compete agreement. You will be expected to comply with the Company’s insider trading policy.

7.	Esperion will provide you certain relocation and commuting benefits. During the first twelve (12) months of your employment with Esperion, and renewable annually by mutual agreement thereafter, we will cover all of your reasonable costs (including imputed taxes) of commuting to/from Esperion. We will provide you an initial commuting allowance of $75,000, paid $18,750 at the beginning of each quarter after the start of your employment with Esperion, and to be used by you for weekly travel to/from Esperion, a furnished apartment in Ann Arbor, a leased automobile in Ann Arbor, automobile insurance, airport parking, gasoline, and related commuting incidentals. The commuting allowance amount will be reviewed at regular quarterly intervals and by mutual agreement can be modified.

     If the terms of this offer are acceptable to you, please so indicate by executing in the space provided below and fax to 734-995-1814, as well as mail (an original copy) to the Company. Please respond to this offer within two weeks from the date hereof.

     Welcome to Esperion Therapeutics! We look forward to working with you to bring new medicines to a world of unmet medical needs.

     Sincerely,

/s/ Roger S. Newton Roger S. Newton President and Chief Executive Officer	/s/ Timothy M. Mayleben Timothy M. Mayleben Chief Operating Officer & CFO

AGREED AND ACCEPTED:

/s/ Adeoye Y. Olukotun, M.D.		6/4/03

1	ADEOYE Y. OLUKOTUN, M.D.	DATE

CC: S. Landauer